

Balanced Fund

Ticker: SIBAX

Fund Type: Balanced

Performance

Average Annual Returns as of 12/31/2008

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Balanced Fund	**-15.45%**	**-26.88%**	**-4.47%**	**0.47%**	**-0.11%**	**5.11%**
S&P 500 Index	-21.94	-37.00	-8.36	-2.19	-1.38	6.45
Lehman Aggregate Bond Index	4.58	5.24	5.51	4.65	5.63	6.17

*Not Annualized; **Inception Date of 12/31/93

About the Fund

Net Assets (as of 12/31/2008):	$9.9 Million
Inception Date:	12/31/93
Lead Manager Tenure:	Since 12/31/93
Ticker Symbol:	SIBAX
Sit Fund Number:	9
CUSIP Number:	82980D-20-2
Minimum Investment Amount:	$5,000
Minimum IRA Investment Amount:	$2,000

Fund Management

Roger J. Sit

- 17 Years of industry experience.

Bryce A. Doty, CFA

- 17 Years of industry experience.

John M. Bernstein

- 15 Years of industry experience.

Click for Full Biographies

Fund Facts

- The Fund seeks long-term capital growth consistent with preservation of principal and seeks to provide shareholders with regular income.

Risk-Reward Spectrum


LOWER RISK
LOWER RETURN
HIGHER RISK
HIGHER RETURN

Top Five Stock Holdings

as of 12/31/2008

- Genentech, Inc.
- McDonald's Corp.
- Pepsico, Inc.
- Verizon Communications, Inc.
- Celgene Corp.

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.



Balanced Fund

Ticker: SIBAX

Fund Type: Balanced

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Distribution Rate
as of 12/31/2008

	12-Month Distribution Rate
Sit Balanced Fund	**2.81%**

Average Annual Returns
as of 12/31/2008

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Balanced Fund	**-15.45%**	**-26.88%**	**-4.47%**	**0.47%**	**-0.11%**	**5.11%**
S&P 500 Index	-21.94	-37.00	-8.36	-2.19	-1.38	6.45
Lehman Aggregate Bond Index	4.58	5.24	5.51	4.65	5.63	6.17

*Not Annualized; **Inception Date of 12/31/93


Sit Balanced Fund
S&P 500 Index
Lehman Aggregate Bond Index
20%
10%
0%
-10%
-20%
-30%
-40%
Three Month
One Year
Three Year
Five Year
Ten Year
Since Inception

Total Return by Calendar Year
as of 12/31/2008

	1994	1995	1996	1997	1998
Sit Balanced	**-0.33%**	**25.43%**	**15.80%**	**21.73%**	**21.30%**
S&P 500 Index	1.32	37.58	22.96	33.36	28.58
Lehman Aggregate Bond Index	-2.92	18.47	3.63	9.65	8.69
	1999	**2000**	**2001**	**2002**	**2003**
Sit Balanced	**20.15%**	**-4.80%**	**-12.99%**	**-18.59%**	**19.20%**
S&P 500 Index	21.04	-9.11	-11.88	-22.10	28.68
Lehman Aggregate Bond Index	-0.82	11.63	8.44	10.25	4.10
	2004	**2005**	**2006**	**2007**	**2008**
Sit Balanced	**9.22%**	**7.51%**	**7.88%**	**10.52%**	**-26.88%**
S&P 500 Index	10.88	4.91	15.80	5.50	-37.00
Lehman Aggregate Bond Index	4.34	2.43	4.33	6.97	5.24


Sit Balanced
S&P 500 Index
Lehman Aggregate Bond Index
50%
40%
30%
20%
10%
0%
-10%
-20%
-30%
-40%
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008

Growth of $10,000
as of 12/31/2008


Sit Balanced Fund
S&P 500 Index
Lehman Aggregate Bond Index
$18,000
$14,000
$10,000
$6,000
12/31/1998
12/31/2000
12/31/2002
12/31/2004
12/31/2006
12/31/2008

The sum of $10,000 invested on 12/31/1998 and held until 12/31/2008 would have grown to $9885.81041160177 in the Fund or $8699.74821432334 in the S&P 500 Index or $17297.1236885304 in the Lehman Aggregate Bond Index assuming reinvestment of all dividends and capital gains.

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

Important Legal Information



Balanced Fund

Ticker: SIBAX

Fund Type: Balanced

Daily Prices
Account Access
Contact Us

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Sector Allocation

as of 12/31/2008


Other Assets & Liabilities
5.9%
Bonds
40.1%
Stocks
54.0%

Top Stock Holdings

as of 12/31/2008

Top Five Stocks	% of Net Assets
Genentech, Inc.	1.9%
McDonald's Corp.	1.5
Pepsico, Inc.	1.4
Verizon Communications, Inc.	1.4
Celgene Corp.	1.3
Number of Holdings: 177	Top Five Stock Holdings: 7.6%

Complete List of Holdings

Holdings as of June 30, 2008.

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The Sit Mutual Funds
- Balanced Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Global Dividend Growth Fund
- International Growth Fund
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Minnesota Tax-Free Income Fund
- Money Market Fund
- Small Cap Growth Fund
- Tax-Free Income Fund
- U.S. Government Securities Fund

Limited Distribution Funds
- High Income Municipal Fund

Investment Professionals
Service Professionals
Performance
Prices

Important Legal Information

The Sit Mutual Funds referred to in this site are offered and sold only to persons residing in the United States, and are offered by Prospectus only. By using this site you agree to our Terms of Use. Information in this site does not constitute an offer to sell, or a solicitation of an offer to buy shares of any Sit Mutual Funds. Shares of the Sit Mutual Funds will not be offered or sold to any person in any jurisdiction in which such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction. Mutual fund investing involves risk. Loss of principal is possible. For more information on any of our Funds, download a Prospectus from this site or call 800-332-5580 to have one sent to you. The Prospectus contains important information about a fund's investment objectives, risks, and charges and expenses, and should be read carefully before investing.



Developing Markets Growth Fund

Ticker: SDMGX

Fund Type: Emerging Markets

Daily Prices
Account Access
Contact Us

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Performance

Average Annual Returns as of 12/31/2008

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Developing Markets Growth Fund	**-30.73%**	**-55.26%**	**-6.08%**	**5.25%**	**5.61%**	**2.09%**
MSCI Emerging Markets Index	-27.94	-54.48	-7.07	5.07	6.61	1.17

*Not Annualized; **Inception Date of 7/1/94

The Sit Mutual Funds
- Balanced Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Global Dividend Growth Fund
- International Growth Fund
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Minnesota Tax-Free Income Fund
- Money Market Fund
- Small Cap Growth Fund
- Tax-Free Income Fund
- U.S. Government Securities Fund

Limited Distribution Funds
- High Income Municipal Fund

Investment Professionals
Service Professionals
Performance
Prices

About the Fund

Net Assets (as of 12/31/2008):	$9.8 Million
Inception Date:	7/1/94
Lead Manager Tenure:	Since 7/1/94
Ticker Symbol:	SDMGX
Sit Fund Number:	11
CUSIP Number:	82980D-40-0
Minimum Investment Amount:	$5,000
Minimum IRA Investment Amount:	$2,000

Fund Facts

- The Fund seeks to maximize long-term capital appreciation.

Risk-Reward Spectrum


LOWER RISK
LOWER RETURN
HIGHER RISK
HIGHER RETURN

Fund Management

Roger J. Sit
- 17 Years of industry experience.

Raymond E. Sit
- 15 Years of industry experience.

Click for Full Biographies

Top Five Stock Holdings

as of 12/31/2008

- BHP Billiton, Ltd., A.D.R.
- Petrobras
- America Movil, A.D.R.
- Cia Vale Do Rio Doce, A.D.R.
- Samsung Electronics

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Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

Sit Developing Markets Growth Fund invests in international securities, which can involve different risks than U.S. investments. The risks include currency exchange fluctuations, high volatility, illiquidity and the possibility of political instability.

Important Legal Information

Developing Markets Growth Fund

Ticker: SDMGX

Fund Type: Emerging Markets

Average Annual Returns
as of 12/31/2008

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Developing Markets Growth Fund	**-30.73%**	**-55.26%**	**-6.08%**	**5.25%**	**5.61%**	**2.09%**
MSCI Emerging Markets Index	-27.94	-54.48	-7.07	5.07	6.61	1.17

*Not Annualized; **Inception Date of 7/1/94


60%
40%
20%
0%
-20%
-40%
-60%
Sit Developing Markets Growth Fund
MSCI Emerging Markets Index
Three Month
One Year
Three Year
Five Year
Ten Year
Since Inception

Total Return by Calendar Year
as of 12/31/2008

	1994	1995	1996	1997	1998
Sit Developing Markets Growth Fund	**-2.02%**	**-4.29%**	**17.27%**	**-5.20%**	**-24.93%**
MSCI Emerging Markets Index	2.80	-6.94	3.92	-13.40	-27.52
	1999	**2000**	**2001**	**2002**	**2003**
Sit Developing Markets Growth Fund	**82.50%**	**-30.18%**	**-12.01%**	**-18.37%**	**45.96%**
MSCI Emerging Markets Index	63.70	-31.80	-4.91	-7.97	51.59
	2004	**2005**	**2006**	**2007**	**2008**
Sit Developing Markets Growth Fund	**16.54%**	**33.77%**	**31.59%**	**40.72%**	**-55.26%**
MSCI Emerging Markets Index	22.45	30.31	29.18	36.48	-54.48


100%
75%
50%
25%
0%
-25%
-50%
-75%
Sit Developing Markets Growth Fund
MSCI Emerging Markets Index
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008

Growth of $10,000
as of 12/31/2008


$45,000
$40,000
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
Sit Developing Markets Growth Fund
MSCI Emerging Markets Index
12/31/1998
12/31/2000
12/31/2002
12/31/2004
12/31/2006
12/31/2008

The sum of $10,000 invested on 12/31/1998 and held until 12/31/2008 would have grown to $17,253 in the Fund or $18,966 in the MSCI Emerging Markets Index assuming reinvestment of all dividends and capital gains.

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

Sit Developing Markets Growth Fund invests in international securities, which can involve different risks than U.S. investments. The risks include currency exchange fluctuations, high volatility, illiquidity and the possibility of political instability.



Balanced Fund

Ticker: SIBAX

Fund Type: Balanced

Performance

Average Annual Returns as of 12/31/2008

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Balanced Fund	**-15.45%**	**-26.88%**	**-4.47%**	**0.47%**	**-0.11%**	**5.11%**
S&P 500 Index	-21.94	-37.00	-8.36	-2.19	-1.38	6.45
Lehman Aggregate Bond Index	4.58	5.24	5.51	4.65	5.63	6.17

*Not Annualized; **Inception Date of 12/31/93

About the Fund

Net Assets (as of 12/31/2008):	$9.9 Million
Inception Date:	12/31/93
Lead Manager Tenure:	Since 12/31/93
Ticker Symbol:	SIBAX
Sit Fund Number:	9
CUSIP Number:	82980D-20-2
Minimum Investment Amount:	$5,000
Minimum IRA Investment Amount:	$2,000

Fund Management

Roger J. Sit

- 17 Years of industry experience.

Bryce A. Doty, CFA

- 17 Years of industry experience.

John M. Bernstein

- 15 Years of industry experience.

Click for Full Biographies

Fund Facts

- The Fund seeks long-term capital growth consistent with preservation of principal and seeks to provide shareholders with regular income.

Risk-Reward Spectrum


LOWER RISK
LOWER RETURN
HIGHER RISK
HIGHER RETURN

Top Five Stock Holdings

as of 12/31/2008

- Genentech, Inc.
- McDonald's Corp.
- Pepsico, Inc.
- Verizon Communications, Inc.
- Celgene Corp.

Daily Prices
Account Access
Contact Us

Search

Go

E-Mail Updates

Enter your e-mail address to receive information about the Sit Mutual Funds.

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Open an Account

It's easy to open an account. Prospectuses and applications are available online.

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

Balanced Fund

Ticker: SIBAX

Fund Type: Balanced



Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Distribution Rate
as of 12/31/2008

	12-Month Distribution Rate
Sit Balanced Fund	**2.81%**

Average Annual Returns
as of 12/31/2008

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Balanced Fund	**-15.45%**	**-26.88%**	**-4.47%**	**0.47%**	**-0.11%**	**5.11%**
S&P 500 Index	-21.94	-37.00	-8.36	-2.19	-1.38	6.45
Lehman Aggregate Bond Index	4.58	5.24	5.51	4.65	5.63	6.17

*Not Annualized; **Inception Date of 12/31/93


Sit Balanced Fund
S&P 500 Index
Lehman Aggregate Bond Index
20%
10%
0%
-10%
-20%
-30%
-40%
Three Month
One Year
Three Year
Five Year
Ten Year
Since Inception

Total Return by Calendar Year
as of 12/31/2008

	1994	1995	1996	1997	1998
Sit Balanced	**-0.33%**	**25.43%**	**15.80%**	**21.73%**	**21.30%**
S&P 500 Index	1.32	37.58	22.96	33.36	28.58
Lehman Aggregate Bond Index	-2.92	18.47	3.63	9.65	8.69
	1999	**2000**	**2001**	**2002**	**2003**
Sit Balanced	**20.15%**	**-4.80%**	**-12.99%**	**-18.59%**	**19.20%**
S&P 500 Index	21.04	-9.11	-11.88	-22.10	28.68
Lehman Aggregate Bond Index	-0.82	11.63	8.44	10.25	4.10
	2004	**2005**	**2006**	**2007**	**2008**
Sit Balanced	**9.22%**	**7.51%**	**7.88%**	**10.52%**	**-26.88%**
S&P 500 Index	10.88	4.91	15.80	5.50	-37.00
Lehman Aggregate Bond Index	4.34	2.43	4.33	6.97	5.24


Sit Balanced
S&P 500 Index
Lehman Aggregate Bond Index
50%
40%
30%
20%
10%
0%
-10%
-20%
-30%
-40%
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008

Growth of $10,000
as of 12/31/2008


Sit Balanced Fund
S&P 500 Index
Lehman Aggregate Bond Index
$18,000
$14,000
$10,000
$6,000
12/31/1998
12/31/2000
12/31/2002
12/31/2004
12/31/2006
12/31/2008

The sum of $10,000 invested on 12/31/1998 and held until 12/31/2008 would have grown to $9885.81041160177 in the Fund or $8699.74821432334 in the S&P 500 Index or $17297.1236885304 in the Lehman Aggregate Bond Index assuming reinvestment of all dividends and capital gains.

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

The Sit Mutual Funds
Balanced Fund
Developing Markets Growth Fund
Dividend Growth Fund
Global Dividend Growth Fund
International Growth Fund
Large Cap Growth Fund
Mid Cap Growth Fund
Minnesota Tax-Free Income Fund
Money Market Fund
Small Cap Growth Fund
Tax-Free Income Fund
U.S. Government Securities Fund
Limited Distribution Funds
High Income Municipal Fund
Investment Professionals
Service Professionals
Performance
Prices

Daily Prices
Account Access
Contact Us

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Balanced Fund

Ticker: SIBAX

Fund Type: Balanced

Sector Allocation
as of 12/31/2008


Other Assets & Liabilities
5.9%
Bonds
40.1%
Stocks
54.0%

Top Stock Holdings
as of 12/31/2008

Top Five Stocks	% of Net Assets
Genentech, Inc.	1.9%
McDonald's Corp.	1.5
Pepsico, Inc.	1.4
Verizon Communications, Inc.	1.4
Celgene Corp.	1.3
Number of Holdings: 177	Top Five Stock Holdings: 7.6%

Complete List of Holdings

Holdings as of June 30, 2008.

Daily Prices

Account Access

Contact Us

Search

Go

E-Mail Updates

Enter your e-mail address to receive information about the Sit Mutual Funds.

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Open an Account

It's easy to open an account. Prospectuses and applications are available online.

The Sit Mutual Funds
- Balanced Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Global Dividend Growth Fund
- International Growth Fund
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Minnesota Tax-Free Income Fund
- Money Market Fund
- Small Cap Growth Fund
- Tax-Free Income Fund
- U.S. Government Securities Fund

Limited Distribution Funds
- High Income Municipal Fund

Investment Professionals

Service Professionals

Performance

Prices



Developing Markets Growth Fund

Ticker: SDMGX

Fund Type: Emerging Markets

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Performance

Average Annual Returns as of 12/31/2008

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Developing Markets Growth Fund	**-30.73%**	**-55.26%**	**-6.08%**	**5.25%**	**5.61%**	**2.09%**
MSCI Emerging Markets Index	-27.94	-54.48	-7.07	5.07	6.61	1.17

*Not Annualized; **Inception Date of 7/1/94

About the Fund

Net Assets (as of 12/31/2008):	$9.8 Million
Inception Date:	7/1/94
Lead Manager Tenure:	Since 7/1/94
Ticker Symbol:	SDMGX
Sit Fund Number:	11
CUSIP Number:	82980D-40-0
Minimum Investment Amount:	$5,000
Minimum IRA Investment Amount:	$2,000

Fund Facts

- The Fund seeks to maximize long-term capital appreciation.

Risk-Reward Spectrum


LOWER RISK
LOWER RETURN
HIGHER RISK
HIGHER RETURN

Fund Management

Roger J. Sit

- 17 Years of industry experience.

Raymond E. Sit

- 15 Years of industry experience.

Click for Full Biographies

Top Five Stock Holdings

as of 12/31/2008

- BHP Billiton, Ltd., A.D.R.
- Petrobras
- America Movil, A.D.R.
- Cia Vale Do Rio Doce, A.D.R.
- Samsung Electronics

Daily Prices

Account Access

Contact Us

Search

Go

E-Mail Updates

Enter your e-mail address to receive information about the Sit Mutual Funds.

Send | Reset

Open an Account

It's easy to open an account. Prospectuses and applications are available online.

The Sit Mutual Funds
- Balanced Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Global Dividend Growth Fund
- International Growth Fund
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Minnesota Tax-Free Income Fund
- Money Market Fund
- Small Cap Growth Fund
- Tax-Free Income Fund
- U.S. Government Securities Fund

Limited Distribution Funds
- High Income Municipal Fund

Investment Professionals

Service Professionals

Performance

Prices

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

Sit Developing Markets Growth Fund invests in international securities, which can involve different risks than U.S. investments. The risks include currency exchange fluctuations, high volatility, illiquidity and the possibility of political instability.



Developing Markets Growth Fund

Ticker: SDMGX

Fund Type: Emerging Markets

Average Annual Returns
as of 12/31/2008

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Developing Markets Growth Fund	**-30.73%**	**-55.26%**	**-6.08%**	**5.25%**	**5.61%**	**2.09%**
MSCI Emerging Markets Index	-27.94	-54.48	-7.07	5.07	6.61	1.17

*Not Annualized; **Inception Date of 7/1/94


Sit Developing Markets Growth Fund
MSCI Emerging Markets Index
60%
40%
20%
0%
-20%
-40%
-60%
Three Month
One Year
Three Year
Five Year
Ten Year
Since Inception

Total Return by Calendar Year
as of 12/31/2008

	1994	1995	1996	1997	1998
Sit Developing Markets Growth Fund	**-2.02%**	**-4.29%**	**17.27%**	**-5.20%**	**-24.93%**
MSCI Emerging Markets Index	2.80	-6.94	3.92	-13.40	-27.52
	1999	**2000**	**2001**	**2002**	**2003**
Sit Developing Markets Growth Fund	**82.50%**	**-30.18%**	**-12.01%**	**-18.37%**	**45.96%**
MSCI Emerging Markets Index	63.70	-31.80	-4.91	-7.97	51.59
	2004	**2005**	**2006**	**2007**	**2008**
Sit Developing Markets Growth Fund	**16.54%**	**33.77%**	**31.59%**	**40.72%**	**-55.26%**
MSCI Emerging Markets Index	22.45	30.31	29.18	36.48	-54.48


Sit Developing Markets Growth Fund
MSCI Emerging Markets Index
100%
75%
50%
25%
0%
-25%
-50%
-75%

Growth of $10,000
as of 12/31/2008


Sit Developing Markets Growth Fund
MSCI Emerging Markets Index
$45,000
$40,000
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
12/31/1998
12/31/2000
12/31/2002
12/31/2004
12/31/2006
12/31/2008

The sum of $10,000 invested on 12/31/1998 and held until 12/31/2008 would have grown to $17,253 in the Fund or $18,966 in the MSCI Emerging Markets Index assuming reinvestment of all dividends and capital gains.

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

Sit Developing Markets Growth Fund invests in international securities, which can involve different risks than U.S. investments. The risks include currency exchange fluctuations, high volatility, illiquidity and the possibility of political instability.

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Developing Markets Growth Fund

Ticker: SDMGX

Fund Type: Emerging Markets

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Sector Allocation
as of 12/31/2008


Cash & Other Net Assets 5.0%
Finance 12.3%
Non-Energy Minerals 11.6%
Energy Minerals 11.2%
Communications 10.5%
Electronic Technology 9.5%
Utilities 7.5%
Consumer Services 7.3%
Consumer Non-Durables 6.4%
Sectors Less Than 6% 18.7%

Portfolio Structure by Region
as of 12/31/2008


Asia
55.6%
55.7%
Latin America
21.4%
21.0%
Europe
8.9%
10.3%
Africa/Middle East
9.1%
13.0%
Cash & Other Net Assets
5.0%
0.0%
0
10
20
30
40
50
60
MSCI Emerging Markets Index
Sit Developing Markets Growth Fund

Top Stock Holdings
as of 12/31/2008

Company	% of Net Assets
BHP Billiton, Ltd., A.D.R.	3.5%
Petrobras	3.5
America Movil, A.D.R.	3.2
Cia Vale Do Rio Doce, A.D.R.	2.7
Samsung Electronics	2.6
China Life Insurance Co., A.D.R.	2.5
Teva Pharmaceutical, A.D.R.	2.5
Tsingtao Brewery	2.1
China Oilfield Services, Ltd.	2.0
New Oriental Education & Tech. Group	2.0
Number of Holdings: 85	Top 10: 26.5%

Complete List of Holdings

Holdings as of June 30, 2008.

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The Sit Mutual Funds
Balanced Fund
Developing Markets Growth Fund
Dividend Growth Fund
Global Dividend Growth Fund
International Growth Fund
Large Cap Growth Fund
Mid Cap Growth Fund
Minnesota Tax-Free Income Fund
Money Market Fund
Small Cap Growth Fund
Tax-Free Income Fund
U.S. Government Securities Fund
Limited Distribution Funds
High Income Municipal Fund
Investment Professionals
Service Professionals
Performance
Prices

Important Legal Information



Dividend Growth Fund

I Class Ticker: SDVGX
S Class Ticker: SDVSX

Fund Type: Equity Income

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Performance

Average Annual Returns as of 12/31/2008

	Three Month*	One Year	Since Inception**
Sit Dividend Growth Class I	**-19.13%**	**-29.60%**	**2.67%**
S&P 500 Index	-21.94	-37.00	-2.19
Sit Dividend Growth Class S	**-19.10**	**-29.77**	**-4.55**
S&P 500 Index	-21.94	-37.00	-10.42

*Not Annualized; **I Class Inception Date of 12/31/03, S Class Inception Date of 3/31/06.

About the Fund

I Class Net Assets (as of 12/31/2008):	$27.3 Million
S Class Net Assets (as of 12/31/2008):	$6.2 Million
Inception Date:	12/31/03
Lead Manager Tenure:	Since 12/31/03
I Class Ticker Symbol:	SDVGX
I Class Sit Fund Number:	15
I Class CUSIP Number:	82980D-70-7
I Class Minimum Investment Amount:	$100,000
I Class Minimum IRA Investment Amount:	$2,000
S Class Ticker Symbol:	SDVSX
S Class Sit Fund Number:	17
S Class CUSIP Number:	82980D-80-6
S Class Minimum Investment Amount:	$5,000
S Class Minimum IRA Investment Amount:	$2,000

Fund Facts

- The Fund primarily seeks to provide current income that exceeds the dividend yield of the S&P 500 Index and that grows over a period of years. Secondarily the Fund seeks long-term capital appreciation.

Risk-Reward Spectrum


LOWER RISK
LOWER RETURN
HIGHER RISK
HIGHER RETURN

Top Five Stock Holdings

as of 12/31/2008

- Verizon Communications, Inc.
- Johnson & Johnson, Inc.
- Procter & Gamble Co.
- Chevron Corp.
- Occidental Petroleum Corp.

Fund Management

Roger J. Sit

- 17 Years of industry experience.

Kent L. Johnson, CFA

- 19 Years of industry experience.

Michael J. Stellmacher, CFA

- 17 Years of industry experience.

Click for Full Biographies

The Sit Mutual Funds
Balanced Fund
Developing Markets Growth Fund
Dividend Growth Fund
Global Dividend Growth Fund
International Growth Fund
Large Cap Growth Fund
Mid Cap Growth Fund
Minnesota Tax-Free Income Fund
Money Market Fund
Small Cap Growth Fund
Tax-Free Income Fund
U.S. Government Securities Fund
Limited Distribution Funds
High Income Municipal Fund
Investment Professionals
Service Professionals
Performance
Prices

Daily Prices
Account Access
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Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.



Dividend Growth Fund

I Class Ticker: SDVGX
S Class Ticker: SDVSX

Fund Type: Equity Income

Average Annual Returns

as of 12/31/2008

	Three Month*	One Year	Three Year	Since Inception**
Sit Dividend Growth Class I	**-19.13%**	**-29.60%**	**-2.04%**	**2.67%**
S&P 500 Index	-21.94	-37.00	-8.36	-2.19
Sit Dividend Growth Class S	**-19.10**	**-29.77**	**--**	**-4.55**
S&P 500 Index	-21.94	-37.00	--	-10.42

*Not Annualized; **I Class Inception Date of 12/31/03, S Class Inception Date of 3/31/06.


Sit Dividend Growth Class I
S&P 500 Index
40%
30%
20%
10%
0%
-10%
-20%
-30%
-40%
Three Month
One Year
Three Year
Since Inception

Total Return by Calendar Year

as of 12/31/2008

	2004	2005	2006	2007	2008
Sit Dividend Growth Class I	**10.91%**	**9.41%**	**18.29%**	**12.89%**	**-29.60%**
S&P 500 Index	10.88	4.91	15.80	5.50	-37.00


Sit Dividend Growth Class I
S&P 500 Index
40%
30%
20%
10%
0%
-10%
-20%
-30%
-40%
2004
2005
2006
2007
2008

Growth of $10,000

as of 12/31/2008


Sit Dividend Growth Class I
S&P 500 Index
$17,000
$16,000
$15,000
$14,000
$13,000
$12,000
$11,000
$10,000
$9,000
$8,000
12/31/2003
12/31/2008

The sum of $10,000 invested at inception (12/31/03) and held until 12/31/2008 would have grown to $11,408 in the Fund's Class I or $8,952 in the S&P 500 Index assuming reinvestment of all dividends and capital gains.

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

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Dividend Growth Fund

I Class Ticker: SDVGX
S Class Ticker: SDVSX

Fund Type: Equity Income

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Sector Allocation
as of 12/31/2008


Cash & Other Net Assets 0.2%
Finance 18.8%
Consumer Non-Durables 13.3%
Health Technology 12.1%
Energy Minerals 10.2%
Producer Manufacturing 8.1%
Electronic Technology 7.7%
Communications 4.8%
Technology Services 4.2%
Sectors Less Than 4.0% 20.6%

Top Stock Holdings
as of 12/31/2008

Company	% of Net Assets
Verizon Communications, Inc.	3.1%
Johnson & Johnson, Inc.	2.9
Procter & Gamble Co.	2.9
Chevron Corp.	2.4
Occidental Petroleum Corp.	2.3
Microsoft Corp.	2.2
Intl Business Machines Corp.	2.1
Total SA	2.0
Colgate-Palmolive Co.	1.9
PartnerRe Ltd.	1.9
Number of Holdings: 97	Top 10: 23.7%

Complete List of Holdings

Holdings as of June 30, 2008.

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The Sit Mutual Funds
Balanced Fund
Developing Markets Growth Fund
Dividend Growth Fund
Global Dividend Growth Fund
International Growth Fund
Large Cap Growth Fund
Mid Cap Growth Fund
Minnesota Tax-Free Income Fund
Money Market Fund
Small Cap Growth Fund
Tax-Free Income Fund
U.S. Government Securities Fund
Limited Distribution Funds
High Income Municipal Fund
Investment Professionals
Service Professionals
Performance
Prices

Important Legal Information

The Sit Mutual Funds referred to in this site are offered and sold only to persons residing in the United States, and are offered by Prospectus only. By using this site you agree to our Terms of Use. Information in this site does not constitute an offer to sell, or a solicitation of an offer to buy shares of any Sit Mutual Funds. Shares of the Sit Mutual Funds will not be offered or sold to any person in any jurisdiction in which such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction. Mutual fund investing involves risk. Loss of principal is possible. For more information on any of our Funds, download a Prospectus from this site or call 800-332-5580 to have one sent to you. The Prospectus contains important information about a fund's investment objectives, risks, and charges and expenses, and should be read carefully before investing.



International Growth Fund

Ticker: SNGRX

Fund Type: International Large Cap Growth

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Performance

Average Annual Returns as of 12/31/2008

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit International Growth Fund	**-23.52%**	**-44.99%**	**-8.95%**	**-0.45%**	**-4.19%**	**2.42%**
Morgan Stanley EAFE Growth Index	-20.10	-42.70	-6.54	1.43	-1.30	2.21

*Not Annualized; **Inception Date of 11/1/91

About the Fund

Net Assets (as of 12/31/2008):	$21.3 Million
Inception Date:	11/1/91
Lead Manager Tenure:	Since 11/1/91
Ticker Symbol:	SNGRX
Sit Fund Number:	6
CUSIP Number:	82980D-10-3
Minimum Investment Amount:	$5,000
Minimum IRA Investment Amount:	$2,000

Fund Facts

- The Fund seeks long-term growth.

Risk-Reward Spectrum


LOWER RISK
LOWER RETURN
HIGHER RISK
HIGHER RETURN

Fund Management

Roger J. Sit

- 17 Years of industry experience.

Janet K. Kinzler

- 14 Years of industry experience.

Tasha M. Murdoff

- 12 Years of industry experience.

Click for Full Biographies

Top Five Stock Holdings

as of 12/31/2008

- BHP Billiton, Ltd.
- Nestle, S.A.
- Vestas Wind Systems A/S
- Telefonica, S.A.
- Roche Holdings, A.G.

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

Sit International Growth Fund invests in international securities, which can involve different risks than U.S. investments. The risks include currency exchange fluctuations, high volatility, illiquidity and the possibility of political instability.

The Sit Mutual Funds
- Balanced Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Global Dividend Growth Fund
- International Growth Fund
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Minnesota Tax-Free Income Fund
- Money Market Fund
- Small Cap Growth Fund
- Tax-Free Income Fund
- U.S. Government Securities Fund

Limited Distribution Funds
- High Income Municipal Fund

Investment Professionals

Service Professionals

Performance

Prices

Daily Prices

Account Access

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International Growth Fund

Ticker: SNGRX

Fund Type: International Large Cap Growth

Average Annual Returns
as of 12/31/2008

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit International Growth Fund	**-23.52%**	**-44.99%**	**-8.95%**	**-0.45%**	**-4.19%**	**2.42%**
MSCI EAFE Growth Index	-20.10	-42.70	-6.54	1.43	-1.30	2.21

*Not Annualized; **Inception Date of 11/1/91


50%
25%
0%
-25%
-50%
Sit International Growth Fund
MSCI EAFE Growth Index
Three Month
One Year
Three Year
Five Year
Ten Year
Since Inception

Total Return by Calendar Year
as of 12/31/2008

	1991	1992	1993	1994	1995	1996
Sit International Growth Fund	**4.10%**	**2.69%**	**48.37%**	**-2.99%**	**9.36%**	**10.31%**
MSCI EAFE Growth Index	1.41	-13.01	25.14	4.52	11.38	3.46
	1997	**1998**	**1999**	**2000**	**2001**	**2002**
Sit International Growth Fund	**4.81%**	**18.95%**	**50.77%**	**-26.66%**	**-33.26%**	**-29.84%**
MSCI EAFE Growth Index	2.11	22.21	29.46	-24.51	-24.58	-16.02
	2003	**2004**	**2005**	**2006**	**2007**	**2008**
Sit International Growth Fund	**28.70%**	**12.97%**	**14.67%**	**18.19%**	**16.08%**	**-44.99%**
MSCI EAFE Growth Index	31.99	16.12	13.28	22.33	16.45	-42.70


60%
40%
20%
0%
-20%
-40%
-60%
Sit International Growth Fund
MSCI EAFE Growth Index
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008

Growth of $10,000
as of 12/31/2008


$16,000
$13,000
$10,000
$7,000
$4,000
Sit International Growth Fund
MSCI EAFE Growth Index
12/31/1998
12/31/2000
12/31/2002
12/31/2004
12/31/2006
12/31/2008

The sum of $10,000 invested on 12/31/1998 and held until 12/31/2008 would have grown to $6,515 in the Fund or $8,772 in the MSCI EAFE Growth Index assuming reinvestment of all dividends and capital gains.

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

Sit International Growth Fund invests in international securities, which can involve different risks than U.S. investments. The risks include currency exchange fluctuations, high volatility, illiquidity and the possibility of political instability.



International Growth Fund

Ticker: SNGRX

Fund Type: International Large Cap Growth

Sector Allocation
as of 12/31/2008


Cash & Other Net Assets 1.5%
Consumer Non-Durables 14.8%
Finance 14.6%
Health Technology 10.1%
Communications 6.9%
Producer Manufacturing 6.9%
Non-Energy Minerals 6.6%
Electronic Technology 6.2%
Process Industries 5.5%
Sectors less than 5.0% 26.9%

Portfolio Structure by Region
as of 12/31/2008


Europe
58.8%
64.4%
Asia
33.0%
35.6%
Other
6.7%
0.0%
Cash & Other Net Assets
1.5%
0.0%
MSCI EAFE Growth Index
Sit International Growth Fund
0 10 20 30 40 50 60 70 80

Top Stock Holdings
as of 12/31/2008

Company	% of Net Assets
BHP Billiton, Ltd.	4.7%
Nestle, S.A.	2.9
Vestas Wind Systems A/S	2.5
Telefonica, S.A.	2.4
Roche Holdings, A.G.	2.2
Schlumberger, Ltd.	2.1
Veolia Environment	2.0
Reckitt Benckiser, p.l.c	1.9
East Japan Railway Co.	1.9
Synthes, Inc.	1.9
Number of Holdings: 82	Top 10: 24.5%

Complete List of Holdings

Holdings as of June 30, 2008.

The Sit Mutual Funds
Balanced Fund
Developing Markets Growth Fund
Dividend Growth Fund
Global Dividend Growth Fund
International Growth Fund
Large Cap Growth Fund
Mid Cap Growth Fund
Minnesota Tax-Free Income Fund
Money Market Fund
Small Cap Growth Fund
Tax-Free Income Fund
U.S. Government Securities Fund
Limited Distribution Funds
High Income Municipal Fund
Investment Professionals
Service Professionals
Performance
Prices

Daily Prices
Account Access
Contact Us

Search

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Important Legal Information

The Sit Mutual Funds referred to in this site are offered and sold only to persons residing in the United States, and are offered by Prospectus only. By using this site you agree to our Terms of Use. Information in this site does not constitute an offer to sell, or a solicitation of an offer to buy shares of any Sit Mutual Funds. Shares of the Sit Mutual Funds will not be offered or sold to any person in any jurisdiction in which such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction. Mutual fund investing involves risk. Loss of principal is possible. For more information on any of our Funds, download a Prospectus from this site or call 800-332-5580 to have one sent to you. The Prospectus contains important information about a fund's investment objectives, risks, and charges and expenses, and should be read carefully before investing.

Large Cap Growth Fund

Ticker: SNIGX

Fund Type: Large Cap Growth



Performance

Average Annual Returns as of 12/31/2008

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Large Cap Growth Fund	**-21.13%**	**-34.10%**	**-6.25%**	**0.37%**	**-2.93%**	**8.99%**
Russell 1000® Growth Index	-22.79	-38.44	-9.11	-3.42	-4.27	9.42

*Not Annualized; **Inception Date of 9/2/82

About the Fund

Net Assets (as of 12/31/2008):	$236.1 Million
Inception Date:	9/2/82
Lead Manager Tenure:	Since 9/2/82
Ticker Symbol:	SNIGX
Sit Fund Number:	2
CUSIP Number:	829797-10-9
Minimum Investment Amount:	$5,000
Minimum IRA Investment Amount:	$2,000

Fund Facts

- The Fund seeks to maximize long-term capital appreciation.

Risk-Reward Spectrum


LOW RISK
LOW RETURN
HIGH RISK
HIGH RETURN

Fund Management

Roger J. Sit

- 17 Years of industry experience.

Ronald D. Sit, CFA

- 23 Years of industry experience.

Michael J. Stellmacher, CFA

- 17 Years of industry experience.

Click for Full Biographies

Top Five Stock Holdings

as of 12/31/2008

- McDonald's Corp.
- Procter & Gamble Co.
- Genentech, Inc.
- Verizon Communications, Inc.
- Intl Business Machines Corp.

Daily Prices

Account Access

Contact Us

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Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.



Large Cap Growth Fund

Ticker: SNIGX

Fund Type: Large Cap Growth

Average Annual Returns
as of 12/31/2008

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Large Cap Growth Fund	**-21.13%**	**-34.10%**	**-6.25%**	**0.37%**	**-2.93%**	**8.99%**
Russell 1000® Growth Index	-22.79	-38.44	-9.11	-3.42	-4.27	9.42

*Not Annualized; **Inception Date of 9/2/82


Sit Large Cap Growth Fund
Russell 1000® Growth Index
40%
30%
20%
10%
0%
-10%
-20%
-30%
-40%
Three Month
One Year
Three Year
Five Year
Ten Year
Since Inception

Total Return by Calendar Year
as of 12/31/2008

	1981	1982	1983	1984	1985	1986	1987
Sit Large Cap Growth Fund	**4.90%**	**36.18%**	**12.94%**	**5.44%**	**23.48%**	**21.83%**	**5.32%**
Russell 1000® Growth Index	4.23	24.45	15.98	-0.95	32.85	15.36	5.31
	1988	**1989**	**1990**	**1991**	**1992**	**1993**	**1994**
Sit Large Cap Growth Fund	**5.33%**	**32.02%**	**-2.37%**	**32.72%**	**4.94%**	**3.15%**	**2.83%**
Russell 1000® Growth Index	11.27	35.92	-0.26	41.16	5.01	2.90	2.66
	1995	**1996**	**1997**	**1998**	**1999**	**2000**	**2001**
Sit Large Cap Growth Fund	**31.66%**	**23.05%**	**31.70%**	**30.56%**	**33.41%**	**-13.84%**	**-27.70%**
Russell 1000® Growth Index	37.18	23.12	30.48	38.72	33.16	-22.43	-20.42
	2002	**2003**	**2004**	**2005**	**2006**	**2007**	**2008**
Sit Large Cap Growth Fund	**-30.58%**	**26.34%**	**12.79%**	**9.59%**	**9.54%**	**14.14%**	**-34.10%**
Russell 1000® Growth Index	-27.89	29.76	6.30	5.27	9.08	11.81	-38.44


Sit Large Cap Growth Fund
Russell 1000® Growth Index
60%
40%
20%
0%
-20%
-40%
1981
1982
1983
1984
1985
1986
1987
1988
1989
1990
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008

Growth of $10,000
as of 12/31/2008


Sit Large Cap Growth Fund
Russell 1000® Growth Index
$15,000
$12,500
$10,000
$7,500
$5,000
12/31/1998
12/31/2000
12/31/2002
12/31/2004
12/31/2006
12/31/2008

The sum of $10,000 invested on 12/31/1998 and held until 12/31/2008 would have grown to $7,424 in the Fund or $6,462 in the Russell 1000® Growth Index assuming reinvestment of all dividends and capital gains.

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

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The Sit Mutual Funds
Balanced Fund
Developing Markets Growth Fund
Dividend Growth Fund
Global Dividend Growth Fund
International Growth Fund
Large Cap Growth Fund
Mid Cap Growth Fund
Minnesota Tax-Free Income Fund
Money Market Fund
Small Cap Growth Fund
Tax-Free Income Fund
U.S. Government Securities Fund
Limited Distribution Funds
High Income Municipal Fund
Investment Professionals
Service Professionals
Performance
Prices



Large Cap Growth Fund

Ticker: SNIGX

Fund Type: Large Cap Growth

Sector Allocation
as of 12/31/2008


Health Technology
13.4%
Electronic Technology
10.7%
Consumer Non-Durables
10.0%
Finance
9.4%
Energy Minerals
7.4%
Technology Services
6.1%
Producer Manufacturing
5.2%
Consumer Services
4.3%
Sectors Less than 4.0%
19.7%
Cash & Other Net Assets
13.8%

Top Stock Holdings
as of 12/31/2008

Company	% of Net Assets
McDonald's Corp.	2.5%
Procter & Gamble Co.	2.3
Genentech, Inc.	2.3
Verizon Communications, Inc.	2.3
Intl Business Machines Corp.	2.1
Pepsico, Inc.	2.1
Coca-Cola Co.	2.0
Occidental Petroleum Corp.	2.0
Monsanto Co.	2.0
Celgene Corp.	1.9
Number of Holdings: 92	Top 10: 21.6%

Complete List of Holdings

Holdings as of June 30, 2008.

The Sit Mutual Funds
Balanced Fund
Developing Markets Growth Fund
Dividend Growth Fund
Global Dividend Growth Fund
International Growth Fund
Large Cap Growth Fund
Mid Cap Growth Fund
Minnesota Tax-Free Income Fund
Money Market Fund
Small Cap Growth Fund
Tax-Free Income Fund
U.S. Government Securities Fund
Limited Distribution Funds
High Income Municipal Fund
Investment Professionals
Service Professionals
Performance
Prices

Daily Prices
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Important Legal Information



Mid Cap Growth Fund

Ticker: NBNGX

Fund Type: Mid Cap Growth

Performance

Average Annual Returns as of 12/31/2008

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Mid Cap Growth Fund	**-26.99%**	**-45.34%**	**-10.71%**	**-0.81%**	**-0.56%**	**10.72%**
Russell Midcap® Growth Index	-27.36	-44.32	-11.78	-2.33	-0.19	--

*Not Annualized; **Inception Date of 9/2/82

About the Fund

Net Assets (as of 12/31/2008):	$118 Million
Inception Date:	9/2/82
Lead Manager Tenure:	Since 9/2/82
Ticker Symbol:	NBNGX
Sit Fund Number:	1
CUSIP Number:	829796-10-1
Minimum Investment Amount:	$5,000
Minimum IRA Investment Amount:	$2,000

Fund Facts

- The Fund seeks to maximize long-term capital appreciation.

Risk-Reward Spectrum


LOWER RISK
LOWER RETURN
HIGHER RISK
HIGHER RETURN

Fund Management

Roger J. Sit

- 17 Years of industry experience.

Kent L. Johnson, CFA

- 19 Years of industry experience.

Robert W. Sit, CFA

- 16 Years of industry experience.

Matthew T. Loucks, CFA

- 12 Years of industry experience.

Click for Full Biographies

Top Five Stock Holdings

as of 12/31/2008

- Celgene Corp.
- Gilead Sciences, Inc.
- TCF Financial Corp.
- Stericycle, Inc.
- Southwestern Energy Co.

The Sit Mutual Funds
Balanced Fund
Developing Markets Growth Fund
Dividend Growth Fund
Global Dividend Growth Fund
International Growth Fund
Large Cap Growth Fund
Mid Cap Growth Fund
Minnesota Tax-Free Income Fund
Money Market Fund
Small Cap Growth Fund
Tax-Free Income Fund
U.S. Government Securities Fund
Limited Distribution Funds
High Income Municipal Fund
Investment Professionals
Service Professionals
Performance
Prices

Daily Prices
Account Access
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Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

Sit Mid Cap Growth Fund primarily invests in stocks of small-and mid-sized companies. Such companies may be subject to more abrupt or erratic market movements than stocks of larger, more established companies.

Important Legal Information



Mid Cap Growth Fund

Ticker: NBNGX

Fund Type: Mid Cap Growth

Performance

Average Annual Returns as of 12/31/2008

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Mid Cap Growth Fund	**-26.99%**	**-45.34%**	**-10.71%**	**-0.81%**	**-0.56%**	**10.72%**
Russell Midcap® Growth Index	-27.36	-44.32	-11.78	-2.33	-0.19	--

*Not Annualized; **Inception Date of 9/2/82

About the Fund

Net Assets (as of 12/31/2008):	$118 Million
Inception Date:	9/2/82
Lead Manager Tenure:	Since 9/2/82
Ticker Symbol:	NBNGX
Sit Fund Number:	1
CUSIP Number:	829796-10-1
Minimum Investment Amount:	$5,000
Minimum IRA Investment Amount:	$2,000

Fund Facts

- The Fund seeks to maximize long-term capital appreciation.

Risk-Reward Spectrum


LOWER RISK
LOWER RETURN
HIGHER RISK
HIGHER RETURN

Fund Management

Roger J. Sit

- 17 Years of industry experience.

Kent L. Johnson, CFA

- 19 Years of industry experience.

Robert W. Sit, CFA

- 16 Years of industry experience.

Matthew T. Loucks, CFA

- 12 Years of industry experience.

Click for Full Biographies

Top Five Stock Holdings

as of 12/31/2008

- Celgene Corp.
- Gilead Sciences, Inc.
- TCF Financial Corp.
- Stericycle, Inc.
- Southwestern Energy Co.

The Sit Mutual Funds
Balanced Fund
Developing Markets Growth Fund
Dividend Growth Fund
Global Dividend Growth Fund
International Growth Fund
Large Cap Growth Fund
Mid Cap Growth Fund
Minnesota Tax-Free Income Fund
Money Market Fund
Small Cap Growth Fund
Tax-Free Income Fund
U.S. Government Securities Fund
Limited Distribution Funds
High Income Municipal Fund
Investment Professionals
Service Professionals
Performance
Prices

Daily Prices
Account Access
Contact Us

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Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

Sit Mid Cap Growth Fund primarily invests in stocks of small-and mid-sized companies. Such companies may be subject to more abrupt or erratic market movements than stocks of larger, more established companies.

Important Legal Information

Mid Cap Growth Fund

Ticker: NBNGX

Fund Type: Mid Cap Growth



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Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Average Annual Returns
as of 12/31/2008

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Mid Cap Growth Fund	**-26.99%**	**-45.34%**	**-10.71%**	**-0.81%**	**-0.56%**	**10.72%**
Russell Midcap® Growth Index	-27.36	-44.32	-11.78	-2.33	-0.19	N/A

*Not Annualized; **Inception Date of 9/2/82


Sit Mid Cap Growth Fund
Russell Mid Cap™ Growth Index
50%
25%
0%
-25%
-50%
Three Month
One Year
Three Year
Five Year
Ten Year
Since Inception

Total Return by Calendar Year
as of 12/31/2008

	1981	1982	1983	1984	1985	1986	1987
Sit Mid Cap Growth Fund	**6.10%**	**64.15%**	**26.75%**	**-3.20%**	**43.65%**	**10.33%**	**5.50%**
Russell Midcap® Growth Index	N/A	N/A	N/A	N/A	N/A	17.55	2.76
	1988	**1989**	**1990**	**1991**	**1992**	**1993**	**1994**
Sit Mid Cap Growth Fund	**9.77%**	**35.15%**	**-2.04%**	**65.50%**	**-2.14%**	**8.55%**	**-0.47%**
Russell Midcap® Growth Index	12.92	31.49	-5.13	47.03	8.71	11.19	-2.16
	1995	**1996**	**1997**	**1998**	**1999**	**2000**	**2001**
Sit Mid Cap Growth Fund	**33.64%**	**21.87%**	**17.70%**	**6.84%**	**70.65%**	**-4.35%**	**-33.39%**
Russell Midcap® Growth Index	33.98	17.48	22.54	17.87	51.29	-11.75	-20.15
	2002	**2003**	**2004**	**2005**	**2006**	**2007**	**2008**
Sit Mid Cap Growth Fund	**-34.64%**	**38.51%**	**17.02%**	**15.27%**	**9.56%**	**18.87%**	**-45.34%**
Russell Midcap® Growth Index	-27.41	42.71	15.48	12.10	10.65	11.44	-44.32


75%
50%
25%
0%
-25%
-50%
Sit Mid Cap Growth Fund
Russell Mid-Cap™ Growth Index
1981
1982
1983
1984
1985
1986
1987
1988
1989
1990
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008

Growth of $10,000
as of 12/31/2008


Sit Mid Cap Growth Fund
Russell Mid-Cap™ Growth Index
$22,000
$18,000
$14,000
$10,000
$6,000
12/31/1998
12/31/2000
12/31/2002
12/31/2004
12/31/2006
12/31/2008

The sum of $10,000 invested on 12/31/1998 and held until 12/31/2008 would have grown to $9,451 in the Fund or $9,815 in the Russell Mid Cap® Growth Index assuming reinvestment of all dividends and capital gains.

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

Sit Mid Cap Growth Fund primarily invests in stocks of small-and mid-sized companies. Such companies may be subject to more abrupt or erratic market movements than stocks of larger, more established companies.

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Mid Cap Growth Fund

Ticker: NBNGX

Fund Type: Mid Cap Growth

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Sector Allocation
as of 12/31/2008


Cash & Other Net Assets
1.2%
Health Technology
17.5%
Producer Manufacturing
10.6%
Finance
9.9%
Electronic Technology
9.7%
Technology Services
8.0%
Energy Minerals
7.7%
Process Industries
6.4%
Health Services
6.1%
Sectors Less Than 5%
22.9%

Top Stock Holdings
as of 12/31/2008

Company	% of Net Assets
Celgene Corp.	3.3%
Gilead Sciences, Inc.	3.0
TCF Financial Corp.	2.6
Stericycle, Inc.	2.5
Southwestern Energy Co.	2.4
Airgas, Inc.	2.3
Jacobs Engineering Group Inc.	2.2
Activision Blizzard, Inc.	2.1
American Tower Corp.	2.1
C.H. Robinson Worldwide, Inc.	2.0
Number of Holdings: 88	Top 10: 24.5%

Complete List of Holdings

Holdings as of June 30, 2008.

The Sit Mutual Funds
Balanced Fund
Developing Markets Growth Fund
Dividend Growth Fund
Global Dividend Growth Fund
International Growth Fund
Large Cap Growth Fund
Mid Cap Growth Fund
Minnesota Tax-Free Income Fund
Money Market Fund
Small Cap Growth Fund
Tax-Free Income Fund
U.S. Government Securities Fund
Limited Distribution Funds
High Income Municipal Fund
Investment Professionals
Service Professionals
Performance
Prices

Daily Prices
Account Access
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Important Legal Information



Minnesota Tax-Free Income Fund

Ticker: SMTFX

Fund Type: Minnesota Municipal Debt

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Performance

Average Annual Returns as of 12/31/2008

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Minnesota Tax-Free Income Fund	**-7.75%**	**-10.75%**	**-1.82%**	**0.49%**	**2.34%**	**3.79%**
Lehman 5-Yr Municipal Bond Index	3.93	5.78	4.75	3.57	4.57	4.87

*Not Annualized; **Inception Date of 12/1/93

About the Fund

Net Assets (as of 12/31/2008):	$226.1 Million
Inception Date:	12/1/93
Lead Manager Tenure:	Since 12/1/93
Ticker Symbol:	SMTFX
Sit Fund Number:	7
CUSIP Number:	82979K-10-0
Minimum Investment Amount:	$5,000
Minimum IRA Investment Amount:	$2,000

Fund Facts

- The Fund seeks high current income that is exempt from federal regular income tax and Minnesota regular personal income tax consistent with preservation of capital.
- Lead portfolio manager has been at the helm of this Fund since inception over 12 years ago.

Risk-Reward Spectrum


LOWER RISK
LOWER RETURN
HIGHER RISK
HIGHER RETURN

Fund Management

Michael C. Brilley

- 40 Years of industry experience.

Debra A. Sit, CFA

- 26 Years of industry experience.

Paul J. Jungquist, CPA, CFA

- 14 Years of industry experience.

Click for Full Biographies

The Sit Mutual Funds
- Balanced Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Global Dividend Growth Fund
- International Growth Fund
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Minnesota Tax-Free Income Fund
- Money Market Fund
- Small Cap Growth Fund
- Tax-Free Income Fund
- U.S. Government Securities Fund

Limited Distribution Funds
- High Income Municipal Fund

Investment Professionals
Service Professionals
Performance
Prices

Daily Prices
Account Access
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Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.



The Sit Mutual Funds
Balanced Fund
Developing Markets Growth Fund
Dividend Growth Fund
Global Dividend Growth Fund
International Growth Fund
Large Cap Growth Fund
Mid Cap Growth Fund
Minnesota Tax-Free Income Fund
Money Market Fund
Small Cap Growth Fund
Tax-Free Income Fund
U.S. Government Securities Fund
Limited Distribution Funds
High Income Municipal Fund
Investment Professionals
Service Professionals
Performance
Prices

Minnesota Tax-Free Income Fund

Ticker: SMTFX

Fund Type: Minnesota Municipal Debt

Overview | Performance | Holdings | Expenses | Management | How to Invest

Yields and Durations
as of 12/31/2008

	30-Day SEC Yield	Tax Equivalent Yield[1]	12-Month Distribution Rate	Average Maturity	Duration to Est. Avg. Life [2]	Implied Duration[2]
Sit Minnesota Tax-Free Income	**6.20%**	**10.35%**	**4.51%**	**14.6 Years**	**5.1 Years**	**6.2 Years**

Average Annual Returns
as of 12/31/2008

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Minnesota Tax-Free Income Fund	**-7.75%**	**-10.75%**	**-1.82%**	**0.49%**	**2.34%**	**3.79%**
Lehman 5-Yr Municipal Bond Index	3.93	5.78	4.75	3.57	4.57	4.87

*Not Annualized; **Inception Date of 12/1/93


Sit Minnesota Tax-Free Income Fund
Lehman 5-Yr Municipal Bond Index
12%
6%
0%
-6%
-12%
Three Month
One Year
Three Year
Five Year
Ten Year
Since Inception

Total Return by Calendar Year
as of 12/31/2008

	1993	1994	1995	1996	1997	1998
Sit Minnesota Tax-Free Income Fund	**1.60%**	**0.63%**	**11.90%**	**5.89%**	**8.19%**	**6.14%**
Lehman 5-Year Municipal Bond Index	1.46	-1.28	11.65	4.22	6.38	5.84
	1999	**2000**	**2001**	**2002**	**2003**	**2004**
Sit Minnesota Tax-Free Income Fund	**-3.82%**	**8.09%**	**5.85%**	**7.06%**	**4.42%**	**3.68%**
Lehman 5-Year Municipal Bond Index	0.74	7.72	6.21	9.27	4.13	2.72
	2005	**2006**	**2007**	**2008**		
Sit Minnesota Tax-Free Income Fund	**4.44%**	**4.92%**	**1.04%**	**-10.75%**		
Lehman 5-Year Municipal Bond Index	0.95	3.34	5.15	5.78		


Sit Minnesota Tax-Free Income Fund
Lehman 5-Year Municipal Bond Index
16%
12%
8%
4%
0%
-4%
-8%
-12%
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008

Growth of $10,000
as of 12/31/2008


Sit Minnesota Tax-Free Income Fund
Lehman 5-Year Municipal Bond Index
$22,000
$20,000
$18,000
$16,000
$14,000
$12,000
$10,000
$8,000
12/1/1993
12/31/2008

The sum of $10,000 invested at inception (12/1/93) and held until 12/31/2008 would have grown to $17,534 in the Fund or $20,509 in the Lehman 5-Year Municipal Bond Index assuming reinvestment of all dividends and capital gains.

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

(1) For individuals in the 35% federal tax bracket and 7.85% MN tax brackets.

(2) Duration is a measure which reflects estimated price sensitivity to given change in interest rates. For example, for an interest rate change of 1.0%, a portfolio with a duration of 5 years would be expected to experience a price change of 5%. Estimated average life duration is based on current interest rates and the Adviser's assumptions regarding the expected average life of individual securities held in the portfolio. Implied duration is calculated based on historical price changes of securities held by the Fund. The Adviser believes that the portfolio implied duration is a more accurate estimate of price sensitivity provided interest rates remain within their historical range. If interest rates exceed the historical range, the estimated average life duration may be a more accurate estimate of price sensitivity.

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Minnesota Tax-Free Income Fund

Ticker: SMTFX

Fund Type: Minnesota Municipal Debt

Sector Allocation

as of 12/31/2008


Cash & Other Net Assets
1.3%
Sectors less than 3.0%
5.9%
Industrial/Pollution
3.6%
Insured
4.9%
Utility
6.3%
Other Revenue
9.3%
Education/Student Loan
10.9%
Single Family Mortgage
12.6%
Multifamily Mortgage Revenue
19.8%
Hospital/Health Care Revenue
25.4%

Quality Ratings

(% of Total Net Assets)
as of 12/31/2008


Other Assets and Liabilities
1.3%
AAA
9.8%
AA
16.8%
A
15.8%
BBB
15.5%
Less Than BBB
3.1%
Not Rated*
37.7%

Lower of Moody's, S&P, Fitch or Duff & Phelps ratings used.

	AAA	AA	A	BBB	BB	>BB
*Assessment of Non-Rated Securities	0.0%	0.6%	7.4%	18.2%	11.0%	0.5%

Complete List of Holdings

Holdings as of June 30, 2008.

The Sit Mutual Funds
Balanced Fund
Developing Markets Growth Fund
Dividend Growth Fund
Global Dividend Growth Fund
International Growth Fund
Large Cap Growth Fund
Mid Cap Growth Fund
Minnesota Tax-Free Income Fund
Money Market Fund
Small Cap Growth Fund
Tax-Free Income Fund
U.S. Government Securities Fund
Limited Distribution Funds
High Income Municipal Fund
Investment Professionals
Service Professionals
Performance
Prices

Daily Prices
Account Access
Contact Us

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Small Cap Growth Fund

Ticker: SSMGX

Fund Type: Small Cap Growth

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Performance

Average Annual Returns As of 12/31/2008

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Small Cap Growth	**-26.22%**	**-42.96%**	**-9.48%**	**-1.25%**	**4.03%**	**8.29%**
Russell 2000® Growth Index	-27.45	-38.54	-9.32	-2.35	-0.76	3.63

*Not Annualized; **Inception Date of 7/1/94

About the Fund

Net Assets (as of 12/31/2008):	$57.1 Million
Inception Date:	7/1/94
Lead Manager Tenure:	Since 7/1/94
Ticker Symbol:	SSMGX
Sit Fund Number:	10
CUSIP Number:	82980D-30-1
Minimum Investment Amount:	$5,000
Minimum IRA Investment Amount:	$2,000

Fund Facts

- The Fund seeks to maximize long-term capital appreciation.

Risk-Reward Spectrum


LOWER RISK
LOWER RETURN
HIGHER RISK
HIGHER RETURN

Fund Management

Roger J. Sit

- 17 Years of industry experience.

Kent L. Johnson, CFA

- 19 Years of industry experience.

Robert W. Sit, CFA

- 16 Years of industry experience.

Michael J. Stellmacher, CFA

- 17 Years of industry experience.

Matt T. Loucks, CFA

- 12 Years of industry experience.

Click for Full Biographies

Top Five Stock Holdings

as of 12/31/2008

- NuVasive, Inc.
- ANSYS, Inc.
- TCF Financial Corp.
- Arena Resources, Inc.
- Informatica Corp.

The Sit Mutual Funds
- Balanced Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Global Dividend Growth Fund
- International Growth Fund
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Minnesota Tax-Free Income Fund
- Money Market Fund
- Small Cap Growth Fund
- Tax-Free Income Fund
- U.S. Government Securities Fund

Limited Distribution Funds
- High Income Municipal Fund

Investment Professionals
Service Professionals
Performance
Prices

Daily Prices
Account Access
Contact Us

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Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

Sit Small Cap Growth Fund primarily invests in stocks of small-and mid-sized companies. Such companies may be subject to more abrupt or erratic market movements than stocks of larger, more established companies.



Small Cap Growth Fund

Ticker: SSMGX

Fund Type: Small Cap Growth

Average Annual Returns
as of 12/31/2008

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Small Cap Growth Fund	**-26.22%**	**-42.96%**	**-9.48%**	**-1.25%**	**4.03%**	**8.29%**
Russell 2000® Growth Index	-27.45	-38.54	-9.32	-2.35	-0.76	3.63

*Not Annualized; **Inception Date of 7/1/94


Sit Small Cap Growth Fund
Russell 2000® Growth Index
50%
25%
0%
-25%
-50%
Three Month
One Year
Three Year
Five Year
Ten Year
Since Inception

Total Return by Calendar Year
as of 12/31/2008

	1994	1995	1996	1997	1998	1999	2000
Sit Small Cap Growth Fund	**11.57%**	**52.16%**	**14.97%**	**7.63%**	**1.97%**	**108.63%**	**6.25%**
Russell 2000® Growth Index	8.52	31.04	11.26	12.94	1.24	43.10	-22.44
	2001	**2002**	**2003**	**2004**	**2005**	**2006**	**2007**
Sit Small Cap Growth Fund	**-28.19%**	**-26.22%**	**34.57%**	**6.79%**	**18.52%**	**7.99%**	**20.43%**
Russell 2000® Growth Index	-9.24	-30.27	48.53	14.31	4.15	13.34	7.05
	2008						
Sit Small Cap Growth Fund	**-42.96%**						
Russell 2000® Growth Index	-38.54						


Sit Small Cap Growth Fund
Russell 2000® Growth Index
150%
100%
50%
0%
-50%
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008

Growth of $10,000
as of 12/31/2008


Sit Small Cap Growth Fund
Russell 2000® Growth Index
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
12/31/1998
12/31/2000
12/31/2002
12/31/2004
12/31/2006
12/31/2008

The sum of $10,000 invested on 12/31/1998 and held until 12/31/2008 would have grown to $14,839 in the Fund or $9,266 in the Russell 2000® Growth Index assuming reinvestment of all dividends and capital gains.

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

Sit Small Cap Growth Fund primarily invests in stocks of small-and mid-sized companies. Such companies may be subject to more abrupt or erratic market movements than stocks of larger, more established companies.

Important Legal Information



Small Cap Growth Fund

Ticker: SSMGX

Fund Type: Small Cap Growth

Daily Prices
Account Access
Contact Us

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Sector Allocation
as of 12/31/2008


Cash & Other Net Assets 2.8%
Health Technology 20.7%
Technology Services 10.7%
Electronic Technology 10.2%
Finance 9.5%
Producer Manufacturing 8.5%
Energy Minerals 5.9%
Health Services 5.7%
Industrial Services 4.9%
Sectors less than 4% 21.1%

Top Stock Holdings
as of 12/31/2008

Company	% of Net Assets
NuVasive, Inc.	3.0%
ANSYS, Inc.	2.7
TCF Financial Corp.	2.5
Arena Resources, Inc.	2.5
Informatica Corp.	2.3
Thoratec Corp.	2.1
Southwestern Energy Co.	2.1
Hanover Insurance Group, Inc.	2.1
Stericycle, Inc.	2.0
Hansen Natural Corp.	2.0
Number of Holdings: 99	Top 10: 23.3%

Complete List of Holdings

Holdings as of June 30, 2008.

The Sit Mutual Funds
Balanced Fund
Developing Markets Growth Fund
Dividend Growth Fund
Global Dividend Growth Fund
International Growth Fund
Large Cap Growth Fund
Mid Cap Growth Fund
Minnesota Tax-Free Income Fund
Money Market Fund
Small Cap Growth Fund
Tax-Free Income Fund
U.S. Government Securities Fund
Limited Distribution Funds
High Income Municipal Fund
Investment Professionals
Service Professionals
Performance
Prices

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Important Legal Information

The Sit Mutual Funds referred to in this site are offered and sold only to persons residing in the United States, and are offered by Prospectus only. By using this site you agree to our Terms of Use. Information in this site does not constitute an offer to sell, or a solicitation of an offer to buy shares of any Sit Mutual Funds. Shares of the Sit Mutual Funds will not be offered or sold to any person in any jurisdiction in which such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction. Mutual fund investing involves risk. Loss of principal is possible. For more information on any of our Funds, download a Prospectus from this site or call 800-332-5580 to have one sent to you. The Prospectus contains important information about a fund's investment objectives, risks, and charges and expenses, and should be read carefully before investing.



Tax-Free Income Fund

Ticker: SNTIX

Fund Type: General Municipal Debt

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Performance

Average Annual Returns as of 12/31/2008

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Tax-Free Income Fund	-11.66%	-15.77%	-4.38%	-1.25%	1.17%	4.42%
Lehman 5-Yr Municipal Bond Index	3.93	5.78	4.75	3.57	4.57	5.77

*Not Annualized; **Inception Date of 9/29/88

About the Fund

Net Assets (as of 12/31/2008):	$138.8 Million
Inception Date:	9/29/88
Lead Manager Tenure:	Since 9/29/88
Ticker Symbol:	SNTIX
Sit Fund Number:	4
CUSIP Number:	829799-10-5
Minimum Investment Amount:	$5,000
Minimum IRA Investment Amount:	$2,000

Fund Facts

- The Fund seeks high current income that is exempt from federal income tax consistent with preservation of capital.
- Lead portfolio manager has been at the helm of this Fund since inception over 18 years ago.

Risk-Reward Spectrum


LOWER RISK
LOWER RETURN
HIGHER RISK
HIGHER RETURN

Fund Management

Michael C. Brilley

- 40 Years of industry experience.

Debra A. Sit, CFA

- 26 Years of industry experience.

Paul J. Jungquist, CPA, CFA

- 14 Years of industry experience.

Click for Full Biographies

Notes

Performance listed above is current to the most recent quarter-end. Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

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The Sit Mutual Funds
Balanced Fund
Developing Markets Growth Fund
Dividend Growth Fund
Global Dividend Growth Fund
International Growth Fund
Large Cap Growth Fund
Mid Cap Growth Fund
Minnesota Tax-Free Income Fund
Money Market Fund
Small Cap Growth Fund
Tax-Free Income Fund
U.S. Government Securities Fund
Limited Distribution Funds
High Income Municipal Fund
Investment Professionals
Service Professionals
Performance
Prices



Tax-Free Income Fund

Ticker: SNTIX

Fund Type: General Municipal Debt

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Yields and Durations

as of 12/31/2008

	30-Day SEC Yield	Tax Equivalent Yield[1]	12-Month Distribution Rate	Average Maturity	Duration to Est. Avg. Life [2]	Implied Duration[2]
Sit Tax-Free Income Fund	7.08%	10.89%	4.49%	14.9 Years	5.5 Years	6.1 Years

Average Annual Returns

as of 12/31/2008

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Tax-Free Income Fund	-11.66%	-15.77%	-4.38%	-1.25%	1.17%	4.42%
Lehman 5-Yr Municipal Bond Index	3.93	5.78	4.75	3.57	4.57	5.77

*Not Annualized; **Inception Date of 9/29/88


Sit Tax-Free Income Fund
Lehman 5-Yr Municipal Bond Index
20%
15%
10%
5%
0%
-5%
-10%
-15%
-20%
Three Month
One Year
Three Year
Five Year
Ten Year
Since Inception

Total Return by Calendar Year

as of 12/31/2008

	1988	1989	1990	1991	1992	1993	1994
Sit Tax-Free Income Fund	2.19%	8.38%	7.29%	9.25%	7.71%	10.42%	-0.63%
Lehman 5-Year Municipal Bond Index	0.66	9.07	7.70	11.41	7.62	8.73	-1.28
	1995	1996	1997	1998	1999	2000	2001
Sit Tax-Free Income Fund	12.86%	5.69%	9.87%	6.29%	-4.01%	8.32%	5.84%
Lehman 5-Year Municipal Bond Index	11.65	4.22	6.38	5.84	0.74	7.72	6.21
	2002	2003	2004	2005	2006	2007	2008
Sit Tax-Free Income Fund	5.69%	2.87%	3.96%	3.30%	3.54%	0.26%	-15.77%
Lehman 5-Year Municipal Bond Index	9.27	4.13	2.72	0.95	3.34	5.15	5.78


Sit Tax-Free Income Fund
Lehman 5-Year Municipal Bond Index
20%
15%
10%
5%
0%
-5%
-10%
-15%
-20%
1988
1989
1990
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008

Growth of $10,000

as of 12/31/2008


Sit Tax-Free Income Fund
Lehman 5-Year Municipal Bond Index
$34,000
$31,000
$28,000
$25,000
$22,000
$19,000
$16,000
$13,000
$10,000
9/29/1988
12/31/2008

The sum of $10,000 invested at inception (9/29/88) and held until 12/31/2008 would have grown to $24,010 in the Fund or $31,163 in the Lehman 5-Year Municipal Bond Index assuming reinvestment of all dividends and capital gains.

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

(1) For individuals in the 35% federal tax bracket.

(2) Duration is a measure which reflects estimated price sensitivity to given change in interest rates. For example, for an interest rate change of 1.0%, a portfolio with a duration of 5 years would be expected to experience a price change of 5%. Estimated average life duration is based on current interest rates and the Adviser's assumptions regarding the expected average life of individual securities held in the portfolio. Implied duration is calculated based on historical price changes of securities held by the Fund. The Adviser believes that the portfolio implied duration is a more accurate estimate of price sensitivity provided interest rates remain within their historical range. If interest rates exceed the historical range, the estimated average life duration may be a more accurate estimate of price sensitivity.

The Sit Mutual Funds
- Balanced Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Global Dividend Growth Fund
- International Growth Fund
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Minnesota Tax-Free Income Fund
- Money Market Fund
- Small Cap Growth Fund
- Tax-Free Income Fund
- U.S. Government Securities Fund

Limited Distribution Funds
- High Income Municipal Fund

Investment Professionals
Service Professionals
Performance
Prices

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Account Access
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Tax-Free Income Fund

Ticker: SNTIX

Fund Type: General Municipal Debt

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Sector Allocation
as of 12/31/2008


Cash Equivalents
3.2%
Hospital/Health Care Revenue
20.4%
Other Revenue
18.7%
Multifamily Mortgage
13.9%
Education
11.0%
Single Family Mortgage
7.5%
Insured
6.7%
Mutual Funds
6.0%
Industrial/Pollution
4.1%
Sectors less than 3%
8.5%

Quality Ratings
(% of Total Net Assets)
as of 12/31/2008


Other Assets & Liabilities
3.2%
AAA
11.6%
AA
7.9%
A
11.6%
BBB
27.2%
Less Than BBB
4.9%
Non-Rated
33.6%

Lower of Moody's, S&P, Fitch or Duff & Phelps ratings used.

	AAA	AA	A	BBB	BB	>BB
*Assessment of Non-Rated Securities	0.0%	0.0%	2.8%	5.0%	18.5%	7.3%

Complete List of Holdings

Holdings as of June 30, 2008.

Daily Prices

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The Sit Mutual Funds
- Balanced Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Global Dividend Growth Fund
- International Growth Fund
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Minnesota Tax-Free Income Fund
- Money Market Fund
- Small Cap Growth Fund
- Tax-Free Income Fund
- U.S. Government Securities Fund

Limited Distribution Funds
- High Income Municipal Fund

Investment Professionals

Service Professionals

Performance

Prices

Important Legal Information

The Sit Mutual Funds referred to in this site are offered and sold only to persons residing in the United States, and are offered by Prospectus only. By using this site you agree to our Terms of Use. Information in this site does not constitute an offer to sell, or a solicitation of an offer to buy shares of any Sit Mutual Funds. Shares of the Sit Mutual Funds will not be offered or sold to any person in any jurisdiction in which such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction. Mutual fund investing involves risk. Loss of principal is possible. For more information on any of our Funds, download a Prospectus from this site or call 800-332-5580 to have one sent to you. The Prospectus contains important information about a fund's investment objectives, risks, and charges and expenses, and should be read carefully before investing.



U.S. Government Securities Fund

Ticker: SNGVX

Fund Type: General U.S. Government

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Performance

Average Annual Returns as of 12/31/2008

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit U.S. Government Securities Fund	**1.19%**	**5.13%**	**5.40%**	**4.40%**	**4.78%**	**6.56%**
Lehman Intermediate Government Index	6.16	10.43	7.55	5.30	5.74	7.01

*Not Annualized; **Inception Date of 6/2/87

About the Fund

Net Assets (as of 12/31/2008):	$368 Million
Inception Date:	6/2/87
Lead Manager Tenure:	Since 6/2/87
Ticker Symbol:	SNGVX
Sit Fund Number:	3
CUSIP Number:	829800-10-1
Minimum Investment Amount:	$5,000
Minimum IRA Investment Amount:	$2,000

Fund Facts

- The Fund seeks high current income and safety of principal
- Lead portfolio manager has been at the helm of this Fund since inception over 19 years ago.

Risk-Reward Spectrum


LOWER RISK
LOWER RETURN
HIGHER RISK
HIGHER RETURN

Fund Management

Michael C. Brilley

- 40 Years of industry experience.

Bryce A. Doty, CFA

- 17 Years of industry experience.

Mark H. Book, CFA, CMA

- 21 Years of industry experience.

Click for Full Biographies

The Sit Mutual Funds
Balanced Fund
Developing Markets Growth Fund
Dividend Growth Fund
Global Dividend Growth Fund
International Growth Fund
Large Cap Growth Fund
Mid Cap Growth Fund
Minnesota Tax-Free Income Fund
Money Market Fund
Small Cap Growth Fund
Tax-Free Income Fund
U.S. Government Securities Fund
Limited Distribution Funds
High Income Municipal Fund
Investment Professionals
Service Professionals
Performance
Prices

Daily Prices
Account Access
Contact Us

Search

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Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

Important Legal Information

U.S. Government Securities Fund

Ticker: SNGVX

Fund Type: General U.S. Government



Yields and Durations
as of 12/31/2008

	30-Day SEC Yield	12-Month Distribution Rate	Average Maturity	Effective Duration[1]
Sit U.S. Government Securities Fund	**5.18%**	**4.64%**	**24 Years**	**2.2 Years**

Average Annual Returns
as of 12/31/2008

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit U.S. Government Securities Fund	**1.19%**	**5.13%**	**5.40%**	**4.40%**	**4.78%**	**6.56%**
Lehman Intermediate Government Bond Index	6.16	10.43	7.55	5.30	5.74	7.01

*Not Annualized; **Inception Date of 6/2/87


12%
9%
6%
3%
0%
Sit U.S. Government Securities Fund
Lehman Intermediate Government Bond Index
Three Month
One Year
Three Year
Five Year
Ten Year
Since Inception

Total Return by Calendar Year
as of 12/31/2008

	1987	1988	1989	1990	1991	1992
Sit U.S. Government Securities Fund	**6.05%**	**7.86%**	**11.04%**	**10.97%**	**12.87%**	**5.43%**
Lehman Intermediate Government Bond Index	4.47	6.40	12.68	9.56	14.11	6.93
	1993	**1994**	**1995**	**1996**	**1997**	**1998**
Sit U.S. Government Securities Fund	**7.34%**	**1.77%**	**11.50%**	**4.99%**	**8.19%**	**6.52%**
Lehman Intermediate Government Bond Index	8.17	-1.75	14.41	4.06	7.72	8.49
	1999	**2000**	**2001**	**2002**	**2003**	**2004**
Sit U.S. Government Securities Fund	**1.37%**	**9.15%**	**8.56%**	**5.79%**	**1.19%**	**3.35%**
Lehman Intermediate Government Bond Index	0.49	10.47	8.42	9.64	2.29	2.33
	2005	**2006**	**2007**	**2008**		
Sit U.S. Government Securities Fund	**2.49%**	**4.13%**	**6.92%**	**5.13%**		
Lehman Intermediate Government Bond Index	1.68	3.84	8.47	10.43		


16%
12%
8%
4%
0%
-4%
Sit U.S. Government Securities Fund
Lehman Intermediate Government Bond Index
1987
1988
1989
1990
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008

Growth of $10,000
as of 12/31/2008


$42,000
$38,000
$34,000
$30,000
$26,000
$22,000
$18,000
$14,000
$10,000
Sit U.S. Government Securities Fund
Lehman Intermediate Government Bond Index
6/2/1987
6/30/2008

The sum of $10,000 invested at inception (6/2/87) and held until 12/31/2008 would have grown to $39,420 in the Fund or $43,255 in the Lehman Intermediate Government Bond Index assuming reinvestment of all dividends and capital gains.

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

(1) Effective duration is a measure which reflects estimated price sensitivity to a given change in interest rates. For example, for an interest rate change of 1.0%, a portfolio with a duration of 5 years would be expected to experience a price change of 5%. Effective duratin is based on current interest rates and the Adviser's assumptions regarding the expected average life of individual securities held in the portfolio.

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U.S. Government Securities Fund

Ticker: SNGVX

Fund Type: General U.S. Government

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Sector Allocation

as of 12/31/2008


Cash & Other Net Assets
0.6%
U.S. Treasury/Federal Agency
1.7%
GNMA Pass-Through
15.5%
Collateralized Mortgage Obligations
32.5%
FHLMC
17.7%
FNMA Pass-Through
32.0%

Estimated Average Life Profile

as of 12/31/2008


100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
0.5%
98.9%
0.0%
0.2%
0.4%
0-1 Year
1-5 Years
5-10 Years
10-20 Years
20+ Years

Complete List of Holdings

Holdings as of June 30, 2008.

The Sit Mutual Funds
Balanced Fund
Developing Markets Growth Fund
Dividend Growth Fund
Global Dividend Growth Fund
International Growth Fund
Large Cap Growth Fund
Mid Cap Growth Fund
Minnesota Tax-Free Income Fund
Money Market Fund
Small Cap Growth Fund
Tax-Free Income Fund
U.S. Government Securities Fund
Limited Distribution Funds
High Income Municipal Fund
Investment Professionals
Service Professionals
Performance
Prices

Daily Prices
Account Access
Contact Us

Search

Go

E-Mail Updates

Enter your e-mail address to receive information about the Sit Mutual Funds.

Send Reset

Open an Account

It's easy to open an account. Prospectuses and applications are available online.

Important Legal Information

The Sit Mutual Funds referred to in this site are offered and sold only to persons residing in the United States, and are offered by Prospectus only. By using this site you agree to our Terms of Use. Information in this site does not constitute an offer to sell, or a solicitation of an offer to buy shares of any Sit Mutual Funds. Shares of the Sit Mutual Funds will not be offered or sold to any person in any jurisdiction in which such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction. Mutual fund investing involves risk. Loss of principal is possible. For more information on any of our Funds, download a Prospectus from this site or call 800-332-5580 to have one sent to you. The Prospectus contains important information about a fund's investment objectives, risks, and charges and expenses, and should be read carefully before investing.